EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRB ENERGY, INC. AGREES TO PURCHASE PROPERTIES
IN DENVER—JULESBURG BASIN

Denver, Colorado — December 11, 2006 — PRB Energy, Inc. (“PRB” or the “Company”) (AMEX:PRB) today announced the execution of a Purchase and Sale Agreement to acquire 13 wells and approximately 330,000 net acres in northeast Colorado and southwest Nebraska.  The production and future development activities are in the Niobrara formation.

Of the 13 wells, 9 are currently producing approximately 500 Mcf/d, 3 are awaiting hook-up and 1 is a water disposal well.  In addition to the existing wells, PRB believes there are 140 potential drilling locations identified by 3D seismic on approximately 11,000 acres.  The acquisition includes the license to 85 square miles of proprietary 3D seismic and 115 miles of proprietary 2D seismic.

Robert W. Wright, PRB’s Chairman and CEO, noted, “This acquisition is a consolidated acreage block on trend with proven and well-established Niobrara production.  In our opinion, there is also the potential for multiple pays from other regionally productive horizons as well as an opportunity to provide gathering and processing services to other operators in the area.”

William F. Hayworth, PRB’s President and COO stated, “This acquisition is consistent with our diversification strategy of seeking more conventional reserves and meets our operational criteria.  There are a number of companies in the area utilizing 3D seismic to identify drilling locations with a high level of success.  This transaction is scheduled to close before December 31, 2006, to be effective December 1, 2006 and will have an immediate impact on production and reserves.”

Mr. Wright concluded, “We are pleased to have the opportunity to acquire such a significant acreage position in a very active area. In today’s climate, it would be nearly impossible to assemble this large a position.  We believe that this transaction could have a significant effect on our reserves, cash flow and company value.”

PRB is an oil and gas exploration and development company operating in the Rocky Mountain states.  In addition, PRB provides gas gathering, processing and compression services on properties it operates and for third party producers.

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  These include statements regarding the potential impact of the proposed acquisition on reserves, cash flow and company value, future development and other statements of management’s belief regarding potential opportunities that the acquisition may afford the company.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  In addition, there is no assurance that the proposed acquisition will be closed.   An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel
PRB Energy, Inc.		Cordon Partners, LLC
Robert W. Wright, Chairman and CEO		Harvey Goralnick
(303) 308-1330		(212) 755-4884
investors@prbenergy.com